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                                                                 Exhibit 21
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Name of Subsidiary                                 Jurisdiction of Organization

The Outdoor Footwear Company                               Delaware

Timberland Aviation, Inc.                                  Delaware

Timberland Direct Sales, Inc.                              Delaware

Timberland Europe, Inc.                                    Delaware

The Timberland Finance Company                             Delaware

Timberland International, Inc.                             Delaware

Timberland International Sales Corporation           U.S. Virgin Islands

Timberland Manufacturing Company                          Delaware

Timberland Retail Inc.                                    Delaware

Timberland Scandinavia, Inc.                              Delaware

The Timberland World Trading Company                      Delaware

Component Footwear (Dominicana), S.A.                 Dominican Republic

The Recreational Footwear Company (Dominicana), S.A.  Dominican Republic


The Recreational Footwear Company                     Grand Cayman Islands

The Timberland Company of Australia Pty. Ltd.              Australia

Timberland Espana, S.A.                                     Spain

Timberland Footwear & Clothing Company Inc.                Canada
Les Vetements & Chaussures Timberland Inc.

Timberland Footwear & Clothing New Zealand Limited       New Zealand

Timberland GmbH                                           Austria

Timberland S.A.R.L.                                       France

Timberland (U.K.) Ltd.                                 United Kingdom

Timberland World Trading GmbH                             Germany


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